Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 28, 2026, with respect to the opening balance sheet of PBT Land and Minerals, Inc. in the Registration Statement (Form S-1) and related Prospectus of PBT Land and Minerals, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Fort Worth, Texas

July 28, 2026